EXHIBIT 99.1 NEWS RELEASE 18-05-095 2907 Butterfield Road Oak Brook, Ill. 60523 www.inland-western.com

FOR IMMEDIATE RELEASE

Contact:  Georganne Palffy, The Inland Real Estate Group of Companies, Inc (Analysts)

  (630) 218-8000 Ext 2358 or palffy@inlandgroup.com

  Darryl Cater, The Inland Real Estate Group of Companies, Inc. (Media)

  (630) 218-8000 Ext. 4896 or cater@inlandgroup.com

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC. ACQUIRES

INTEREST IN PROMINENT LIFESTYLE CENTER IN PLANO, TEXAS

Oak Brook, Ill.  June  18, 2007 – Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) announced today that it had acquired an interest in the completed 388,428-square-foot portion of the estimated 700,000 square-foot property The Shops at Legacy, a premier lifestyle center in Plano, Texas from The Karahan Companies in an off-market transaction.

The Shops at Legacy, a center piece of the Legacy Town Center, is strategically located in Plano, one of the nation’s fastest growing cities and in the wealthiest county in Texas.  Having direct access to the Dallas North Tollway, the surrounding area is also headquarters to over 20 corporations, including Texas Instruments, EDS, Intuit, Computer Associates, JC Penney, Frito–Lay and Ericsson.  The property’s unique mix of high-end specialty retailers and upscale restaurants includes in its roster Bob’s Steak and Chop House, Jaspers and Fox Sports Grill.

“The Karahan Companies has truly created an elite lifestyle center at The Shops at Legacy, which has elevated the concept to a new height.  We look forward to continuing this dynamic partnership with Fehmi Karahan and his talented team,” commented Michael J. O’Hanlon, senior vice president and director of asset management for Inland Real Estate Investment Corporation, sponsor of Inland Western.  “Adding this premiere asset further demonstrates our ability to execute on Inland Western’s strategy of owning and managing a high quality portfolio of strategically located retail properties with solid growth opportunities.  The phenomenal upside potential of this trophy asset exists in its inherent organic growth and attractive lease rollover schedule, coupled with the continued robust growth in the Plano area in addition to the asset’s proximity to healthy corporate traffic.”

“Among the many suitors we had for a position in this asset, we chose Inland Western because of their commitment to quality, the superior talent of their highly competent retail team, and their proven record of adding value to investments they make.  We welcome Inland Western to Legacy - as a partner, as a new and capable resource for our continued growth, and as a firm that shares our vision for Legacy.  Together, we will continue our mission of being the premier mixed-use project in Texas,” stated Fehmi Karahan, CEO of The Karahan Companies.

Louis Quilici of Inland Real Estate Acquisitions, Inc. negotiated the transaction on behalf of Inland Western.

Inland Western Retail Real Estate Trust, Inc. is a real estate investment trust focused on the acquisition, development and management of retail properties, including lifestyle, power, neighborhood and community centers, in addition to single-user net lease properties in locations demonstrating solid demographics.  As of March 31, 2007 the portfolio consisted of 310 properties totaling approximately 46 million square feet, located in 38 states and one Canadian province.   Inland Western is one of four REITs that are, or have been, sponsored by affiliates of The Inland Real Estate Group of Companies, Inc., which collectively owns and manages over $17 billion in assets.  For further information, please see the company website at www.inland-western.com.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the company’s Annual Report on Form 10-K for the year ended December 31, 2006, and each Quarterly Report on Form 10-Q filed thereafter.  Inland Western Retail Real Estate Trust, Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

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